Exhibit 99.1

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO Energy Announces Third Quarter 2004 Quarterly Results

HOUSTON - (PR Newswire) – November 1, 2004 – VAALCO Energy, Inc. (EGY – Amex), (the “Company”) announced that for the third quarter of 2004 earnings were $9.2 million or $0.30 per basic share and $0.16 per diluted share. This compared to net income of $0.5 million or $0.02 per basic share and $0.01 per diluted share for the comparable period in 2003. Third quarter 2003 earnings included a one time charge to exploration expense of $1.7 million to write off the ET-2V well. The ET-2V well was determined not to be usable in the Phase II development of the Etame field

Third quarter 2004 revenues were $18.3 million compared to $9.4 million in third quarter 2003. The Company sold 447,000 net barrels at an average price of $40.80 during the third quarter 2004 compared to 333,000 barrels at an average price of $28.26 in the third quarter of 2003. The increased oil sales were due in part to timing differences associated with liftings from the Etame field and from the commencement of production from the ET-5H development well. The ET-5H well went on stream in August 2004 raising field-wide production to in excess of 23,000 BOPD. Subsequent decline caused by pressure interference amongst the wells has the field producing approximately 21,500 barrels oil per day. This compares to approximately 15,000 barrels oil per day production rate before opening the ET-5H well.

For the nine months ended September 30, 2004 the Company earned $18.3 million or $0.74 per basic share and $0.32 per diluted share compared to $4.9 million or $0.23 per basic share and $0.09 per diluted share in the comparable period in 2003. Nine months oil sales were 1,051,000 barrels at an average price of $36.18 per barrel compared to 871,000 barrels at an average price of $28.39 per barrel.

Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or future investments, was $11.9 million for the three months ended September 30, 2004, and $24.0 million for the nine months ending September 30, 2004.

Robert Gerry, Chairman and CEO stated, “Third quarter earnings benefited from increased production rates as a result of the addition of the Etame 5H development well in August. The well is currently producing at a stabilized rate of 7,800 barrels per day. We also benefited from higher oil prices in the quarter.”

“The Etame 5H well developed the western flank of the Etame field. While the well did not materially affect overall Etame reserves, we were able to transfer reserves from the proved undeveloped category into the proved producing category.

“We plan to drill the Etame 6H development well in the Etame field during the second quarter of 2005 to develop additional proved undeveloped reserves. This well has the potential to be the best well in the field as it will be the highest well on structure based on current mapping. Certain facilities for the Etame 6H well were pre-installed when we drilled and completed the 5H well thereby substantially reducing the anticipated costs of the 6H well. As soon as a subsea tree can be manufactured and a rig contracted, we will proceed with the well.”

“With respect to our two new discoveries at Ebouri and Avouma, we are continuing preparation of development plans. Development options and costs are being evaluated with a goal towards submitting formal development plans to the Gabonese Government by year-end or soon thereafter.”

Abbreviated financial results:

(Unaudited - in thousands of dollars)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	18,253	9,408	38,021	24,721
Operating costs and expenses	4,732	7,066	10,937	14,328

Operating Income (Loss)	13,521	2,342	27,084	10,393

Other Income (Expense)	(21)	(180)	(123)	(2,407)
Income tax expense	(2,974)	(1,444)	(6,254)	(3,797)
Income (loss) from discontinued operations	(164)	(119)	(141)	(221)
Minority Interest in earnings of subsidiaries	(1,121)	(148)	(2,217)	(788)
Cumulative effect of accounting change	—	—	—	1,717

Net Income attributable to common shareholders	9,241	451	18,349	4,897

Basic Income per Common Share	$0.30	$0.02	$0.74	$0.23

Diluted Income per Common Share	$0.16	$0.01	$0.32	$0.09

Discretionary Cash Flow

Unaudited - (thousands of dollars)	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004

Net Income	9,241	18,349
Depletion, depreciation and amortization	1,540	3,267
Other non-cash charges:
Minority interest	1,121	2,217
Amortization of capitalized debt issuance costs	41	124

Discretionary cash flow	11,943	23,957

Discretionary cash flow measures the amount of cash generated by the Company that can be used as working capital, to reduce debt, or for future investment activities. Discretionary cash flow is presented because management believes it is a useful adjunct to net cash flow provided by operating activities under accounting principles generally accepted in the United States (GAAP). The measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow can be reconciled to net cash provided by operating activities in the Statement of Consolidated Cash Flows filed with the SEC as follows:

Unaudited - (thousands of dollars)	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004

Discretionary Cash Flow	11,943	23,957
Working Capital Changes, net of non-cash	(10,935)	(14,972)
Exploration expense	88	230
Loss on asset sales	164	73

Net cash provided by operating activities	1,260	9,288

Basic and Diluted shares for 2004 are calculated as follows.

Item	Three months ended September 30, 2004	Nine months ended September 30, 2004
Basic weighted average Common Stock issued and outstanding	31,149,276	24,730,309
Preferred Stock convertible to Common Stock	18,533,505	24,489,352
Dilutive Warrants Dilutive Options	5,947,434 3,038,532	5,842,577 2,097,109

Total Diluted Shares	58,668,747	57,159,347

VAALCO Energy, Inc. will have an investor conference call Tuesday November 2, 2004 at 2:00 pm Central Time. Interested parties may participate by calling 1-888-862-6557 and identifying the conference host, Russell Scheirman for VAALCO Energy, Inc.

Conference Call replay will be available 1 hour after the conference is over and run through November 16, 2004 by dialing 1-877-213-9653 and entering pass code 10271814#.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:

W. Russell Scheirman

713-623-0801